Exhibit 99.1

Pacific Biosciences Achieves Second Development Milestone in Clinical Diagnostics Agreement with Roche

$10 Million Milestone Payment Brings Total Funding to Date from Roche up to $55 Million

MENLO PARK, Calif., – May 5, 2015 – Pacific Biosciences of California, Inc. (Nasdaq:PACB), provider of the PacBio® RS II Sequencing System, today announced that it has achieved a second development milestone under its development, commercialization and license agreement with F. Hoffman-La Roche Ltd (Roche), earning an additional $10 million.

The development, commercialization and license agreement with Roche covers diagnostic products for clinical use, including sequencing systems and consumables based on Pacific Biosciences’ Single Molecule, Real-Time (SMRT®) technology. Under the agreement, Roche has the exclusive right to commercialize and sell the developed diagnostic products for clinical use, subject to certain terms and conditions.

Pacific Biosciences received from Roche a non-refundable up-front payment of $35 million in September 2013, and was eligible to receive up to an additional $40 million based upon the achievement of development milestones. Pacific Biosciences has now earned $20 million of the $40 million potential milestone payments pursuant to the agreement.

“We are on track to deliver a system to Roche by the second half of next year, consistent with our original target,” said Michael Hunkapiller, President and CEO of Pacific Biosciences. “I have been very pleased to see the productive spirit of collaboration under which our companies have been working for the last 18 months, and I’m confident that we will continue our record of milestone achievement for the duration of the development project.”

Dan Zabrowski, Head of Sequencing and Tissue Diagnostics at Roche commented: “We are very pleased with the progress on this collaboration, and look forward to transitioning from product development to product sales in the future.  Our goal has been to accelerate the integration of DNA sequencing into routine diagnostics, and we believe we are well on our way to achieving this with PacBio.”

The proceeds from the development milestone will be recognized as contractual revenue in the Pacific Biosciences financial statements for the quarter ending June 30, 2015.

About Pacific Biosciences
Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers the PacBio®  RS II Sequencing System to help scientists resolve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) technology, Pacific Biosciences’ products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms in important gene families, and find novel genes; targeted sequencing to more comprehensively characterize genetic variations; and DNA base modification identification to help characterize epigenetic regulation and DNA damage. Pacific Biosciences’ technology provides the industry’s highest consensus accuracy over the longest read lengths in combination with the ability to detect real-time kinetic information. The PacBio RS II System, including consumables and software, provides a simple, fast, end-to-end workflow for SMRT Sequencing.  More information is available at www.pacb.com.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the timeline for Pacific Biosciences’ potential development and delivery of products for Roche, the potential future commercialization of such products, future milestone achievement, the expected benefits of the agreement with Roche and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.” Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contact:

For Pacific Biosciences:

Media:Investors:
Nicole LitchfieldTrevin Rard
415.793.6468650.521.8450
nicole@bioscribe.comir@pacificbiosciences.com